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                                                                     EXHIBIT 2.1

[TECHTEAM LETTERHEAD]

                                  NEWS RELEASE                            [LOGO]
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FOR IMMEDIATE RELEASE -- APRIL 13, 1999               International Provider of
National TechTeam, Inc.                               Computer Services
835 Mason Street, Suite 200
Dearborn, Michigan  48124

                                                              NASDAQ/NM - "TEAM"
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CONTACT:

NATIONAL TECHTEAM, INC.
Victoria H. Neville
Investor Relations
(313) 277-2277


          NATIONAL TECHTEAM APPOINTS M. ANTHONY TAM VICE PRESIDENT AND
                             CHIEF FINANCIAL OFFICER


DEARBORN, MICHIGAN, April 13, 1999...NATIONAL TECHTEAM INC., Nasdaq symbol ("TEAM"), today announced that M. Anthony Tam has been named Vice President and Chief Financial Officer (CFO) replacing Lawrence A. Mills, who has resigned. As CFO, Tam will be responsible for TechTeam's worldwide accounting organization, including strategic and financial planning, financial reporting, budget preparation, treasury and tax. Tam will report directly to Harry A. Lewis, President and Chief Executive Officer.

Tam brings 19 years executive experience in accounting management, financial systems, planning and analysis to National TechTeam. He has an extensive background in business development, strategic planning, financial analysis and controls, as well as mergers and acquisitions. Prior to joining TechTeam, Tam served as Controller and Executive Director, Finance & Administration for The Genix Group, a computer operations outsourcing services company with offices throughout the United States and the United Kingdom. He was one of the founding members of the Genix Group, where he designed and implemented the financial and administrative infrastructure. During his tenure with Genix, the company experienced an eight-fold growth in size.

"Tony brings a proven track record of managing the accuracy and timeliness of financial information. His background with a high growth company will be a positive addition for managing our growth and acquisitions", said Harry Lewis, President and CEO. "I look forward to his contributions to our financial, investment and business strategies."


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NATIONAL TECHTEAM, INC. is a premier provider of DESKTOP MANAGEMENT SERVICES to large national and multi-national corporations, government agencies and service organizations. The Company offers its services through three global units: (i) CORPORATE SERVICES, which provides corporations with desktop management and related support services including help desk, network management & systems integration, custom training, and technical staffing. (ii) OEM CALL CENTER SERVICES, which provides end user customers of its clients with inbound telephone support for their computer products; and (iii) TECHTEAM CAPITAL GROUP, which consists primarily of leasing computer-related hardware and integrated services to corporate customers. National TechTeam is traded under the symbol "TEAM".

The foregoing contains forward-looking statements. The matters expressed in such statements are subject to numerous uncertainties and risks including but not limited to general economic conditions in the markets in which TechTeam operates, fluctuation in demand for computer related services and products, and current expectations of TechTeam or its management. Should one or more of those uncertainties or risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described as forward-looking statements. TechTeam does not intend to update those forward-looking statements.


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